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                                                                     Exhibit 10B

                               BOARD OF DIRECTORS

                             OF MINNTECH CORPORATION

                               SEPTEMBER 26, 1996

          RESOLVED that the Minntech Corporation Emeritus Director Consulting Plan effective as of April 8, 1995 (the "Emeritus Director Consulting Plan") is hereby amended effective as of September 26, 1996 as follows:

1. Section 3 of the Emeritus Director Consulting Plan is hereby amended to read in its entirety as follows:

          3.   ELIGIBILITY FOR A PLAN YEAR.

     (a) Except as provided in Section 3(f), at its last regularly scheduled meeting for each Plan Year, the Board of Directors shall determine in its sole discretion which Former Directors will be designated as Participants in the Plan for the next Plan Year. Designation as a Participant for a particular Plan Year does not guarantee designation as a Participant for any other Plan Year. If a Former Director retires from the Board of Directors other than at the end of a Plan Year, the initial decision regarding eligibility for participation in the Plan shall be made at the next regularly scheduled meeting of the Board of Directors following any such retirement and shall apply to that portion of the Plan Year following the date such retirement occurred.

     (b) Subject to Section 3(f), each Former Director designated by the Board of Directors as a Participant shall execute a written agreement in the form attached hereto as Exhibit A to provide consulting services to Minntech's Board of Directors (a "Consulting Agreement") for the Plan Year during which he/she will be Participant and shall receive the payments provided under Section 4 for such Plan Year.

     (c) The Consulting Agreement shall provide that a Participant shall make himself or herself available to advise and consult with the Board of Directors upon request of the Board of Directors or the Chairman of the Board of Directors. The number of consulting hours required under the Consulting Agreement shall not exceed six hours per calendar quarter with an additional eight hours annually as requested by the Chairman of the Board.

     (d) During the Plan Year covered by the Consulting Agreement, the status of the Participant shall be that of an independent contractor rather than an employee,

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          and the Participant shall not be eligible for any benefits provided to employees of Minntech.

     (e) A Former Director shall only be eligible for designation as a Participant for a number of years equal to the number of full, consecutive Fiscal Years that the individual served as a member of the Board of Directors.

     (f)  Notwithstanding anything stated in Section 3 other than in this
          Section 3(f), in the event of a Change in Control, as defined in
          Section 3(g), a Former Director who ceases to be a director of Minntech at the time of, or within three years following, a Change in Control (without regard to whether such Former Director has been designated as a Participant pursuant to Section 3(a)) or has ceased to be a director of Minntech prior to a Change in Control but is a party to a Consulting Agreement that is in effect at the time of a Change in Control, shall automatically become a Participant in this Plan for the portion of the Plan Year in which the Former Director ceases to be a director of Minntech (if such cessation occurs at the time of, or after, a Change in Control) and shall automatically continue to be a Participant for each successive Plan Year ending after the date the individual ceases to be a member of the Board of Directors (or following the expiration of the Consulting Agreement in the case of a Former Director who is subject to such a Consulting Agreement at the time of the Change in Control), provided that (1) the aggregate number of Plan Years with respect to which the Former Director shall receive payments pursuant to this Plan shall not exceed the number of full, consecutive Plan Years that the Former Director served as a member of the Board of Directors, (2) this Section 3(f) shall be subject to the limitations contained in Section 5, (3) the Former Director shall receive the payments provided for in Section 4 regardless of whether, after the Change in Control, the Board of Directors requests that the Former Director sign a Consulting Agreement and (4) notwithstanding
          Section 3(b), the Former Director shall sign a Consulting Agreement following a Change in Control only if so requested by the Board of Directors. Notwithstanding any provision to the contrary contained herein, if the payments due and the other benefits to which the Former Director shall become entitled under Section 4 hereof by reason of this Section 3(f), either alone or together with other payments in the nature of compensation to the Former Director which are contingent on a change in the ownership or effective control of Minntech or in the ownership of a substantial portion of the assets of Minntech or otherwise, would constitute a "parachute payment" as defined in
          Section 28OG of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision thereto, such payments under
          Section 4 and/or such other benefits and payments shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under
          Section 4999 of the Code (or any successor provision


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          thereto) or being non-deductible to Minntech for federal income tax purposes pursuant to Section 28OG of the Code (or any successor provision thereto). The Former Director in good faith shall determine the amount of any reduction to be made pursuant to the immediately preceding sentence and shall select from among the foregoing benefits and payments those which shall be reduced. No modification of, or successor provision to, Section 28OG or Section 4999 subsequent to the date of this Agreement shall, however, reduce the benefits to which the Former Director would be entitled under the two immediately preceding sentences of this Section 3(f) to a greater extent than they would have been reduced if Section 28OG and Section 4999 had not been modified or superseded subsequent to September 26, 1996, notwithstanding anything to the contrary provided in the two preceding sentences.

     (g) For purposes of the Plan, a Change in Control shall be deemed to have occurred if:

                    (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or any successor statute thereto (the "Exchange Act')) acquires or becomes a "beneficial owner" (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of Minntech representing 30% or more of the combined voting power of Minntech's then outstanding securities entitled to vote generally in the election of directors ("Voting Securities"), provided, however, that the following shall not constitute a Change in Control pursuant to this Section 3(g)(i):

                         (A) any acquisition or beneficial ownership by Minntech or a subsidiary of Minntech.

                         (B) any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by Minntech or one or more of its subsidiaries;

                         (C) any acquisition or beneficial ownership by any corporation with respect to which, immediately following such acquisition, more than 70% of both the combined voting power of Minntech's then outstanding Voting Securities and the common stock of Minntech is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned Voting Securities and common stock of Minntech immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting


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                    Securities and common stock, as the case may be, immediately prior to such acquisition;

                    (ii) A majority of the members of the Board of Directors shall not be Continuing Directors. For purposes of this subsection 3(g)(ii), "Continuing Directors" shall mean: (A) individuals who, on the date hereof, are directors of Minntech,
               (B) individuals elected as directors of Minntech subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors or (C) any individual elected or appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships;

                    (iii) Approval by the shareholders of Minntech of a reorganization, merger or consolidation of Minntech (other than a merger or consolidation with a subsidiary of Minntech) or a statutory exchange of outstanding Voting Securities of Minntech, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and common stock of Minntech immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and common stock of Minntech, as the case may be;

                    (iv) Approval by the shareholders of Minntech of (x) a complete liquidation or dissolution of Minntech or (y) the sale or other disposition of all or substantially all of the assets of Minntech (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 70% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Voting Securities and common stock of Minntech immediately prior to such sale or other disposition in


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               substantially the same proportions as their ownership,
               immediately prior to such sale or other disposition, of the Voting Securities and common stock of Minntech, as the case may be; or

                    (v) Minntech enters into a letter of intent, an agreement in principle or a definitive agreement relating to a Change in Control described in Section 3(g)(i), 3(g)(ii), 3(g)(iii) or 3(g)(iv) above that ultimately results in such a Change in Control or a tender or exchange offer or proxy contest is commenced which ultimately results in a Change in Control described in Section 3(g)(i) or 3(g)(ii) hereof.

          Notwithstanding the above, a Change in Control shall not be deemed to occur with respect to a Former Director for purposes of Section 3(f) if (x) the acquisition or beneficial ownership of the 30% or greater interest referred to in Section 3(g)(i) is by the Former Director or by a group, acting in concert, that includes the Former Director or
          (y) if a majority of the then combined voting power of the then outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of Minntech shall, immediately after a reorganization, merger, consolidation, statutory share exchange or disposition of assets referred to in Section 3(g)(iii) or 3(g)(iv), be beneficially owned, directly or indirectly, by the Former Director or by a group, acting in concert, that includes the Former Director. For purposes of this Section 3(g), a "subsidiary" of Minntech shall mean any entity of which securities or other ownership interests having general voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by Minntech.

2. Section 5(b) and 5(c) of the Emeritus Director Consulting Plan are hereby amended to read as follows:

     (b) The Participant is unable or refuses to perform his or her duties under the Consulting Agreement that is then in effect (provided that this Section 5(b) shall not be effective with respect to a Former Director who is a Participant as a result of Section 3(f) and who is not at the time, and is not required to be, covered by a Consulting Agreement).

     (c) The Participant, prior to a Change in Control, commits any act which constitutes a felony or gross misdemeanor, or which the Board of Directors, prior to a Change in Control, determines in its sole discretion is harmful to the business, operations or reputation of Minntech, or, after a Change in Control, and while a party to a Consulting Agreement, commits any act which constitutes a felony or gross misdemeanor of a nature that, because of the


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          Former Director's then existing consulting relationship with Minntech, would have a material adverse effect on the business, operations or reputation of Minntech if the Participant continued to be a consultant for Minntech.


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